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                                                                    Exhibit 10.8

              DESCRIPTION OF ANNUAL CASH INCENTIVE PROGRAM (ACIP)

The Company's ACIP is built around the belief that having a stake in the Company's success aligns the interests of stockholders and employees. If we meet our goals, every employee who has met the eligibility guidelines gets an ACIP payout. The reverse is also true. If we don't meet our goals, no one, including executives, gets an ACIP payout.

Because performing well in a difficult insurance environment has significant challenges, we have created a cash incentive program, which consists of two components that will enable employees to see the long-term benefits of their work through our successes. The first component is the Strategic Component that requires the company to achieve various key initiatives. The second component is the financial component, which uses a financial measurement of the overall company performance, such as combined ratio. This measurement can be changed from year to year based on the Company strategies, objectives and market conditions within the industry.

Components:

 - Strategic initiatives - success on this component is dependent on the achievement of specific initiatives that drive improved performance. The strategic initiatives are set annually and are approved by the Salary and Employee Benefits Committee of the Board of Directors. The insurance operations and Diversified Insurance Services businesses will have different initiatives that reflect those entity's business goals. Primary examples of these would be renewal pricing goals, technology implementation goals, and expense reduction goals.

 - Financial performance - using a measurement of the overall company performance such as combined ratio or operating income. The financial performance measurement is set annually and is approved by the Salary and Employee Benefits Committee of the Board of Directors. Our insurance operations and Diversified Insurance Services businesses use measurements that reflect those entity's financial targets. These measurements will vary from year-to-year based on our strategies, objectives and industry conditions.

Eligibility:

All Company employees hired prior to August 31 of the year are eligible to participate, with the exception of AMS(s), SRM Account Representatives and employees of the Diversified Insurance Services businesses each of which have separate programs.

Employees performing at or above Successful or at Meets Expectations at the time of their annual appraisal will be eligible to share in the ACIP to be paid in February of the following year. Employees in the Needs Improvement categories or who are on performance plans or warning will not be eligible. If an employee is at or above Successful or who is at Meets Expectations by year-end, he or she is eligible for the program; however, the payout award will be pro-rated to reflect the period of below expectation performance.

The payout award is based on a target incentive percentage, which is a percentage of annual salary based on grade levels. The target payout is based on the annual salary effective at the last annual review date, which occurs in the first quarter of each year. A mid-year salary increase does not change the payout amount unless the employee received a promotion that changes the target incentive percentage.

Managers can recognize an employee for exceptional performance during the year and can recommend these employees for up to twice their normally calculated award amount. These recommendations are sent to the senior management team. The ability to achieve an excess award is not directly associated with the employee's performance appraisal rating, but to superior contributions and work for the year. For example, an employee with a Exceptional rating may be entitled to 100% of their award amount, while an employee with a Successful appraisal who has made a strong commitment to a project team while maintaining normal job responsibilities by working additional overtime may achieve 125%.